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                         BRIGGS & STRATTON CORPORATION


                        FORM 8-K DATED DECEMBER 21, 2001



                                   EXHIBIT 99





              BRIGGS & STRATTON FINALIZES EARLY RETIREMENT PACKAGES



MILWAUKEE, December 21, 2001/PR Newswire/-Briggs & Stratton Corporation
(NYSE:BGG)


On November 14, 2001, Briggs & Stratton Corporation announced the offer of an early retirement incentive benefit package to eligible salaried employees in addition to the outright elimination of approximately twenty-five salaried positions.

The acceptance period ended December 14, 2001, with one hundred employees accepting the early retirement offer and forty-five salaried positions simply eliminated. The net salaried employee reduction after key replacements will be approximately one hundred twenty-five or approximately 7% of the global salaried workforce.

The reduction in net income in the second quarter of fiscal 2002 to recognize these events is estimated to be approximately $5.1 million. The majority of the impact on net income is the result of recognizing the cost of the special termination benefits, which will reduce net periodic pension income for the year.

The impact for the full fiscal year 2002 is projected to be a net income reduction of $2.3 million, after consideration of $2.8 million in savings during the second half of fiscal 2002 for lower salary related expenditures. The anticipated net income impact of salary related savings for fiscal 2003 is projected to be approximately $6.0 million.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "intend", "may", "objective", "plan", "seek", "think", "will" and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on Briggs & Stratton's current views and assumptions and involve risks and uncertainties that include, among other things: our ability to successfully operate effectively with lower salaried staff levels; experience on actual fringe benefit costs; the seasonal nature of our business; changes in laws and regulations, including accounting standards; work stoppages or other consequences of any deterioration in our employee relations; changes in customer and OEM demand; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.